EXHIBIT 99.1

Harsco Reports Third Quarter 2009 Earnings; Company Sees Return to Earnings Growth in 2010

HARRISBURG, Pa., Oct. 29, 2009 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) reported third quarter 2009 results from continuing operations.

Despite the global economic challenges which continue to adversely impact quarterly results, the Company has made significant progress in positioning the business for a return to earnings growth in 2010. The Company's confidence in 2010 is underpinned by the significantly reduced cost structure of the Company and the execution of its robust emerging markets strategy, as reflected in its new joint ventures, new contract signings and targeted bolt-on acquisitions. Augmenting these and other strategic initiatives are the encouraging signs from certain key economic indicators, particularly global steel production and the weakening U.S. dollar. In addition, the Company's financial condition remains healthy, with a strong balance sheet and excellent cash flows.

Third Quarter 2009 Highlights

Third quarter 2009 diluted earnings per share from continuing operations were $0.40, compared with the record $0.99 in the third quarter of last year. Negatively impacting results from continuing operations in the quarter was a $0.11 per share net non-cash charge related principally to the improper recording of revenue by a Harsco Metals business unit over a period of approximately three years. This was isolated to one country and is considered a one-time event. The impact was not material to any prior period.

Third quarter income from continuing operations was $35.1 million, compared with $85.5 million in the third quarter of last year. Income in the quarter was reduced by $9 million due to the net non-cash after-tax charge discussed above. Sales in the third quarter totaled approximately $0.74 billion, compared with $1.04 billion in the third quarter of last year. Foreign currency translation decreased sales by $53 million and accounted for approximately 18 percent of the sales decline. Foreign currency translation decreased operating income by approximately $4.6 million or $0.05 per share in this year's third quarter, in addition to reducing overall operating margins by 10 basis points.

On a year-on-year basis, the stronger U.S. dollar, lower global steel production, as well as significantly reduced global spending on non-residential construction and pricing pressures all continued to have a material negative impact on third quarter sales and income.

Despite the difficult economic climate, the Company maintained a strong balance sheet and again posted strong cash flows from operations in the third quarter and nine months. These factors enabled the Company to further reduce its debt levels and lower its debt to capital ratio.

Sequentially, the Company has begun to see some improvement in global steel production and an abatement of the strong U.S. dollar, both of which are positive signs for 2010. Challenges remain, however, in Harsco Infrastructure's end markets, with projects continuing to be cancelled or deferred due to the lack of credit and other factors.

For the first nine months of 2009, sales, income from continuing operations and diluted earnings per share were all below last year's record results. Income from continuing operations was $99.0 million, or $1.17 per diluted share, compared with $237.8 million or $2.73 per diluted share in the first nine months of 2008. Negatively impacting results from continuing operations for the first nine months was the $0.11 per share net non-cash after-tax charge mentioned above, which reduced income for the period by $9 million. Sales for the first nine months of 2009 were approximately $2.2 billion, a decrease of 29 percent from the approximately $3.1 billion in the same period last year. Foreign currency translation decreased sales for the first nine months by a record $309 million and operating income by approximately $33 million, or $0.34 per share. Foreign currency translation accounted for an unprecedented 34 percent of the total sales decline in the first nine months.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "It is encouraging to note that during the third quarter, on a sequential basis two of the major headwinds we have been facing for the past year have moderated and should provide momentum as we enter 2010.

"The recent weakening of the U.S. dollar in translation and the modest increase in overall steel production at mills served by our Harsco Metals operations are encouraging. Unfortunately, we continue to experience end market challenges in the Harsco Infrastructure business due to the continued cancellation and deferral of non-residential construction projects, as well as pricing pressures. Moreover, as previously noted, results in the quarter were marred by a one-time net non-cash charge of $0.11 per share.

"As we enter the final quarter of 2009, we are pleased with the direction of certain operational business drivers, as well as the progress we are making on a number of strategic initiatives. With steel production gradually increasing from its historical lows and weakening of the U.S. dollar, we see two important economic drivers of our business that, if sustained, will have a favorable effect on our future operating results. Further, we remain confident of our ability to reduce our cost structure and lower our break-even point by $100 million this year, as we have previously articulated, with more to come next year.

"We are very pleased with the recent new contract wins we have announced in our Metals and Minerals business platforms and are confident we will be announcing several additional contracts in Harsco Metals before the end of 2009. Additionally, we are increasingly confident of our ability to close on one or two additional acquisitions by year-end in our Harsco Infrastructure business. These will be strategically important countermeasures that should be accretive to earnings in 2010. Reflective of this was the smaller industrial plant services acquisition we recently announced in Europe which enhances our ability to gain further share in the strategically important industrial maintenance market.

"Nevertheless, significant challenges remain for our Harsco Infrastructure business, as non-residential construction spending in many of our key markets continues to be substantially below last year. There are several issues that play into this, including limited credit availability for our customers; government stimulus programs which have yet to be felt in any meaningful manner in the geographic regions important to us; and continuing pricing pressures. However, our ongoing cost reduction efforts, as well as our anticipated acquisition of several strategic bolt-on targets in key countries and our ability to move equipment to emerging markets, give us renewed confidence for 2010. I would particularly mention in this regard the new joint venture we announced yesterday with one of China's largest construction groups, which establishes a new gateway for us into the buoyant construction economy of China's fifth-largest economic province. We are also pursuing additional joint venture opportunities in other regions of China.

"We are most pleased with our cash flow performance despite the global economic difficulties. Our free cash flow (cash flow from operations less capital expenditures) improved by $152 million for the nine months. We have reduced capital expenditures so far this year by $258 million and we are well on our way to achieving our goal of a $300 million reduction for 2009.

"Looking forward to 2010, we are confident that we will return to growth next year. Our confidence is underpinned by our strong free cash flows and the opportunities these present; improving steel production; the favorable outlook for foreign exchange translation; and the ongoing benefits from our cost reduction efforts and additional countermeasures. Our confidence for 2010 is further strengthened by the accretive earnings we expect from new contract signings, joint ventures and anticipated acquisitions."

Third Quarter Business Review

Harsco Infrastructure

Continued cancellation and deferral of non-residential construction activity; pricing pressures; a difficult lending environment for the Company's customers; and the lack of stimulus spending for infrastructure projects again contributed to this Segment's reduced performance.

Sales in the third quarter decreased 29 percent to $279 million from $393 million last year. The year-over-year strengthening of the U.S. dollar through the third quarter continued to have a negative impact on sales from foreign currency translation, although much less than in recent prior quarters. The negative impact on sales from foreign currency translation in the third quarter was $24 million year-over-year, compared with $51 million in the second quarter of this year. Operating income was approximately $23 million in the quarter, compared with $60 million in last year's third quarter. Here again, foreign currency translation had less of a negative impact than in recent prior quarters, reducing operating income by $3 million year-over-year, compared with $8 million in the second quarter of 2009. The recent weakening of the dollar to the key currencies in which the Company operates, if continued, could further mitigate the negative impact of foreign currency translation in the fourth quarter and beyond.

Operating margins were a still-healthy 8.1 percent in the third quarter. This is down from the 15.3 percent recorded last year, but consistent with those of the second quarter of 2009. Negative foreign currency translation reduced margins by approximately 30 basis points in the quarter compared with last year's similar period.

Despite the fact that the Company is beginning to see incremental benefits from its cost reduction efforts, the remainder of the year for the Harsco Infrastructure Segment is expected to continue to be difficult from an operating perspective. The Company still does not foresee any meaningful near-term benefits from stimulus spending, particularly in the U.S. and U.K.; lending requirements are expected to stay restrictive; and overall non-residential construction spending continues to be down in most developed economies. All of these negative factors exacerbate the pricing environment. Performance in the fourth quarter is expected to be below the previous quarters this year.

Harsco Metals

Excluding the above-mentioned net non-cash charge, operating results at Harsco Metals reflect improvement from the second quarter, although still down year-over-year. Steel production has been gradually increasing overall at mills the Company serves, aggressive cost-cutting measures are bearing results, and the pace of new contract signings has begun to increase. These factors augur well for the future. The longer-term potential positive benefit from foreign currency translation is also encouraging. A major industry trade group has recently turned positive in its outlook for global steel consumption and production in 2010, giving another solid indicator for the future. Still, the Company remains cautious about near-term prospects because of the uncertainty of economic recovery in the U.S. and Europe.

Sales in the third quarter decreased 35 percent to $275 million from $424 million last year, due in part to the year-on-year strength of the U.S. dollar. The dollar's relative strengthening in the third quarter had a negative impact on sales of $25 million, and accounted for 17 percent of the decline in year-over-year sales. Nevertheless, this was less than half the impact seen in the second quarter of 2009, when negative foreign currency translation lowered sales from the prior year's quarter by $58 million. Including the one-time charge discussed earlier, the operating loss for this Segment was approximately $4.4 million in the quarter, compared with income of $33.3 million during this period last year and $4.2 million in the second quarter of this year. Further negatively impacting results in the third quarter for Harsco Metals were restructuring charges of approximately $5 million.

Operating margins in the third quarter were negative due to the aforementioned one-time charge as well as the restructuring charges noted above. Negative foreign currency translation reduced margins by approximately 60 basis points.

Harsco Minerals & Rail

As expected, operating results in the third quarter for this Group were down year-over-year, but only slightly. Overall performance remained healthy, led by Harsco Rail, which continued to show strong year-over-year performance, and improving sequential results at Harsco Minerals.

Sales of $190 million were 17 percent lower than the $228 million in the same period last year, principally due to lower sales in the Harsco Industrial businesses. Foreign currency translation negatively impacted sales by $4 million in the quarter, compared with the same period last year. Operating income, on the other hand, declined less than 6 percent year-over-year, to just under $40 million, compared with $42 million in the third quarter of 2008. Negative foreign currency translation in the quarter lowered income by $0.7 million over last year. Likewise, operating margins in the quarter of 20.9 percent were both higher than last year's 18.4 percent, as well as being 50 basis points higher than the second quarter of 2009.

The near-term outlook for the Harsco Minerals & Rail Group remains positive overall. Harsco Minerals should benefit if steel production levels continue their gradual improvement. Harsco Rail continues to have a strong order backlog, although quarterly performance could be influenced by the timing of completed unit deliveries. The Harsco Industrial group will continue to show some short-term weakness as end market drivers remain soft due to the slow pace of the industrial recovery in North America.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first nine months of 2009 was $277 million, compared with $382 million for the prior year period. However, net cash used by investment activities was $127 million, a 65 percent decrease from the $366 million last year. The decreased use of cash was due primarily to lower capital expenditures, down 68 percent in the period. The Company continues to exercise stringent control over capital expenditures and is benefiting from the global mobility of its asset base.

These sharply curtailed capital expenditures have allowed the Company to significantly increase its level of free cash flows (cash from operations less capital expenditures) in the first nine months of 2009. Free cash flow for the first nine months of 2009 was $154 million, compared with only $1 million of free cash flow in the comparable prior year period.

The Company now expects cash flow from operations in 2009 to be in the area of $400 million and total capital expenditures to be in the area of $150 million. Thus, free cash flow is expected to approximate $250 million. The Company is further encouraged by the pace of discussions regarding potential strategic acquisitions and while it has completed one small acquisition in the first nine months of this year, the Company foresees the possibility of closing one or two bolt-on acquisitions in the fourth quarter of 2009. As has been the Company's policy, any acquisitions are expected to be accretive to earnings in the next twelve months.

The total debt to capital ratio at September 30, 2009 was 38.5 percent, an improvement over the June 30, 2009 ratio of 40.6 percent and a further improvement over the 41.1 percent at the end of 2008. The Company's balance sheet liquidity remains strong.

Economic Value Added (EVA(R)) has declined in the first nine months of 2009 over the comparable 2008 period.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "We are pleased with the apparent positive direction of two key business drivers for Harsco, global steel production and a weakening U.S. dollar in translation, as well as the obvious success of our cost reduction efforts. Still, it is prudent for us to remain cautious regarding these trends until we gain more confidence in their longer term sustainability.

"As such, we expect fourth quarter earnings from continuing operations in the range of $0.42 to $0.47. Excluding the effect of the $0.11 net non-cash charge discussed above, we expect earnings from continuing operations for 2009 to be in the range of $1.70 to $1.75, compared with a previous range of $1.72 to $1.82.

"I should also add that Harsco will be hosting its Annual Analysts Conference on December 11, 2009. At that time, we expect to give guidance for 2010, as well as provide additional details on our global strategies and initiatives. If you would like further information on the program, please contact our Investor Relations Department. As we have before, we will also be making our Annual Analysts Conference available to the public through our corporate website, www.harsco.com."

Discontinued Operations

The third quarter of 2009 includes an after-tax charge of $11.8 million, or $0.15 per share principally related to the resolution of matters related to the sale of the Company's Gas Technologies business in December 2007.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions in the timeframe contemplated; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 from outside the United States and Canada. Enter Conference ID number 31347169. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning at approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 31347169.

About Harsco

Harsco Corporation is one of the world's leading industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                          Three Months Ended       Nine Months Ended
 (In thousands, except        September 30          September 30
  per share amounts)       2009       2008 (a)     2009      2008 (a)
 ---------------------------------------------------------------------
 Revenues from
  continuing operations:
  Service revenues      $  612,432  $  876,633  $1,791,081  $2,673,751
  Product revenues         131,789     168,264     427,005     458,524
 ---------------------------------------------------------------------
   Total revenues          744,221   1,044,897   2,218,086   3,132,275
 ---------------------------------------------------------------------

 Costs and expenses from
  continuing operations:
  Cost of services sold    472,943     644,401   1,385,054   1,968,990
  Cost of products sold     81,652     117,940     279,061     316,102
  Selling, general and
   administrative
   expenses                125,443     153,518     381,354     470,482
  Research and
   development expenses        861       1,177       2,236       3,738
  Restructuring costs,
   net                       6,898      (6,012)      6,427      (6,129)
 ---------------------------------------------------------------------
   Total costs and
    expenses               687,797     911,024   2,054,132   2,753,183
 ---------------------------------------------------------------------

   Operating income from
    continuing
    operations              56,424     133,873     163,954     379,092

 Equity in income of
  unconsolidated
  entities, net                128         282         280         932
 Interest income               888       1,066       1,944       2,866
 Interest expense          (15,822)    (19,650)    (46,621)    (55,844)
 ---------------------------------------------------------------------

   Income from
    continuing
    operations before
    income taxes            41,618     115,571     119,557     327,046

 Income tax expense         (6,525)    (30,048)    (20,508)    (89,236)
 ---------------------------------------------------------------------

   Income from
    continuing
    operations              35,093      85,523      99,049     237,810

 ---------------------------------------------------------------------
 Discontinued
  operations:
  Loss from discontinued
   business                (17,183)       (852)    (21,094)     (1,438)
  Income tax benefit
   (expense)                 5,391      (2,834)      6,609      (2,588)
 ---------------------------------------------------------------------
 Loss from discontinued
  operations               (11,792)     (3,686)    (14,485)     (4,026)
 ---------------------------------------------------------------------
 Net Income                 23,301      81,837      84,564     233,784
   Less: Net income
    attributable to
    noncontrolling
    interests               (3,119)     (1,553)     (5,182)     (6,578)
 ---------------------------------------------------------------------
 Net Income attributable
  to Harsco Corporation $   20,182  $   80,284  $   79,382  $  227,206
 =====================================================================

 Amounts attributable to
  Harsco Corporation
  common stockholders:
  Income from continuing
   operations, net of
   tax                  $   31,974  $   83,970  $   93,867  $  231,232
  Loss from discontinued
   operations, net of
   tax                     (11,792)     (3,686)    (14,485)     (4,026)
 ---------------------------------------------------------------------
  Net income
   attributable to
   Harsco Corporation
   common stockholders  $   20,182  $   80,284  $   79,382  $  227,206
 =====================================================================

 Average shares of
  common stock
  outstanding               80,315      84,089      80,285      84,244
 Basic earnings per
  common share
  attributable to
  Harsco Corporation
  common stockholders:
  Continuing operations $     0.40  $     1.00  $     1.17  $     2.74
  Discontinued
   operations                (0.15)      (0.04)      (0.18)      (0.05)
 ---------------------------------------------------------------------
 Basic earnings per
  share attributable to
  Harsco Corporation
  common stockholders   $     0.25  $   0.95(b) $     0.99  $  2.70 (b)
 =====================================================================

 Diluted average shares
  of common stock
  outstanding               80,631      84,537      80,557      84,712
 Diluted earnings per
  common share
  attributable to Harsco
  Corporation common
  stockholders:
  Continuing operations $     0.40  $     0.99  $     1.17  $     2.73
  Discontinued
   operations                (0.15)      (0.04)      (0.18)      (0.05)
 ---------------------------------------------------------------------
 Diluted earnings per
  share attributable to
  Harsco Corporation
  common stockholders   $     0.25  $     0.95  $     0.99  $     2.68
 =====================================================================
 (a) On January 1, 2009, the Company adopted changes issued by the
     Financial Accounting Standards Board related to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented. Results have been reclassified
     accordingly.

 (b) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                               September 30 December 31
 (In thousands)                                   2009        2008 (a)
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
     Cash and cash equivalents                  $   97,707  $   91,336
     Trade accounts receivable, net                640,870     648,880
     Other receivables                              27,497      46,032
     Inventories                                   300,874     309,530
     Other current assets                          106,783     104,430
     Assets held-for-sale                              657       5,280
 ---------------------------------------------------------------------
        Total current assets                     1,174,388   1,205,488
 ---------------------------------------------------------------------
 Property, plant and equipment, net              1,493,119   1,482,833
 Goodwill                                          668,017     631,490
 Intangible assets, net                            133,792     141,493
 Other assets                                       68,011     101,666
 ---------------------------------------------------------------------
        Total assets                            $3,537,327  $3,562,970
 =====================================================================
 LIABILITIES
 Current liabilities:
     Short-term borrowings                      $   38,586  $  117,854
     Current maturities of long-term debt            4,050       3,212
     Accounts payable                              218,680     262,783
     Accrued compensation                           70,333      85,237
     Income taxes payable                            8,563      13,395
     Dividends payable                              16,063      15,637
     Insurance liabilities                          24,206      36,553
     Advances on contracts                         130,538     144,237
     Other current liabilities                     230,790     209,518
 ---------------------------------------------------------------------
        Total current liabilities                  741,809     888,426
 ---------------------------------------------------------------------
 Long-term debt                                    919,187     891,817
 Deferred income taxes                              34,049      35,442
 Insurance liabilities                              62,345      60,663
 Retirement plan liabilities                       190,758     190,153
 Other liabilities                                  55,042      46,497
 ---------------------------------------------------------------------
        Total liabilities                        2,003,190   2,112,998
 ---------------------------------------------------------------------
 EQUITY
     Harsco Corporation stockholders' equity:
        Common stock                               139,186     138,925
        Additional paid-in capital                 136,160     137,083
        Accumulated other comprehensive loss      (152,067)   (208,299)
        Retained earnings                        2,110,374   2,079,170
        Treasury stock                            (735,016)   (733,203)
 ---------------------------------------------------------------------
           Total Harsco Corporation
            stockholders' equity                 1,498,637   1,413,676
     Noncontrolling interests                       35,500      36,296
 ---------------------------------------------------------------------
     Total equity                                1,534,137   1,449,972
 ---------------------------------------------------------------------
        Total liabilities and equity            $3,537,327  $3,562,970
 =====================================================================
 (a) On January 1, 2009, the Company adopted changes issued by the
     Financial Accounting Standards Board related to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented. Results have been reclassified
     accordingly.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                Three Months Ended   Nine Months Ended
                                   September 30        September 30
 (In thousands)                   2009    2008 (a)    2009    2008 (a)
 ----------------------------------------------------------------------

 Cash flows from operating
   activities:
   Net income                   $ 23,301  $ 81,837  $ 84,564  $233,784
   Adjustments to reconcile net
    income to net cash provided
    (used) by operating
    activities:
     Depreciation                 68,868    80,227   208,014   237,769
     Amortization                  7,070     7,655    20,627    23,104
     Equity in income of
      unconsolidated entities,
      net                           (128)     (282)     (280)     (932)
     Dividends or distributions
      from unconsolidated
      entities                       100        --       200       484
     Other, net                   11,863    12,538     2,688     4,826
     Changes in assets and
      liabilities, net of
      acquisitions and
      dispositions of
      businesses:
      Accounts receivable         20,319       207    55,251  (104,498)
      Inventories                  2,303    (2,380)   23,230   (48,226)
      Accounts payable            11,960   (28,315)  (55,162)   13,082
      Accrued interest payable     9,948    11,129    20,935    26,948
      Accrued compensation           356     6,699   (19,439)  (11,669)
      Other assets and
       liabilities               (35,517)    2,303   (63,934)    7,360
 ---------------------------------------------------------------------

     Net cash provided by
      operating activities       120,443   171,618   276,694   382,032
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property, plant
   and equipment                 (40,493) (122,595) (123,072) (380,878)
  Purchases of businesses, net
   of cash acquired               (9,978)   (1,965)  (12,732)  (15,539)
  Proceeds from sales of assets      488    13,533    11,521    20,700
  Other investing activities      (2,201)   (5,973)   (3,016)    9,305
 ---------------------------------------------------------------------

     Net cash used by investing
      activities                 (52,184) (117,000) (127,299) (366,412)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
  Short-term borrowings, net     (30,422)  (92,893)  (84,303)  (19,109)
  Current maturities and
   long-term debt:
   Additions                      51,271   106,179   292,996   792,552
   Reductions                    (52,505)  (38,295) (296,854) (713,945)
  Cash dividends paid on common
   stock                         (16,063)  (16,437)  (47,750)  (49,336)
  Dividends paid to
   noncontrolling interests          (26)   (1,534)   (2,466)   (4,906)
  Purchase of noncontrolling
   interests                         (67)       --   (12,953)       --
  Contributions of equity from
   noncontrolling interest         5,332        --     5,332        --
  Common stock issued-options         11       261       444     1,537
  Common stock acquired for
   treasury                           --   (36,104)       --   (52,962)
  Other financing activities          --      (825)       --      (889)
 ---------------------------------------------------------------------

     Net cash used by financing
      activities                 (42,469)  (79,648) (145,554)  (47,058)
 ---------------------------------------------------------------------

 Effect of exchange rate changes
  on cash                          1,936    (8,377)    2,530      (493)
 ---------------------------------------------------------------------

 Net increase (decrease) in cash
  and cash equivalents            27,726   (33,407)    6,371   (31,931)

 Cash and cash equivalents at
  beginning of period             69,981   123,309    91,336   121,833
 ---------------------------------------------------------------------

 Cash and cash equivalents at
  end of period                 $ 97,707  $ 89,902  $ 97,707  $ 89,902
 =====================================================================
 (a) On January 1, 2009, the Company adopted changes issued by the
     Financial Accounting Standards Board related to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented. Results have been reclassified
     accordingly.

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                          September 30, 2009      September 30, 2008
                                     Operating               Operating
                                      Income                  Income
                           Sales      (loss)      Sales       (loss)
 ---------------------------------------------------------------------

 Harsco Infrastructure  $  279,450  $   22,503  $  393,292  $   59,998

 Harsco Metals             275,093      (4,420)    423,831      33,287

 All Other Category
  (Harsco Minerals
  & Rail)                  189,618      39,624     227,714      41,975

 General Corporate              60      (1,283)         60      (1,387)
 ---------------------------------------------------------------------

 Consolidated Totals    $  744,221  $   56,424  $1,044,897  $  133,873
 =====================================================================

                          Nine Months Ended       Nine Months Ended
                          September 30, 2009      September 30, 2008
                                     Operating               Operating
                                      Income                  Income
                          Sales       (loss)       Sales      (loss)
 ---------------------------------------------------------------------

 Harsco Infrastructure  $  871,962  $   66,267  $1,201,292  $  155,970

 Harsco Metals             772,958      (3,014)  1,286,037      99,608

 All Other Category
  (Harsco Minerals
  & Rail)                  572,986     105,725     644,766     127,953

 General Corporate             180      (5,024)        180      (4,439)
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 Consolidated Totals    $2,218,086  $  163,954  $3,132,275  $  379,092
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 HARSCO CORPORATION
 FREE CASH FLOW (Unaudited)
                                Three Months Ended   Nine Months Ended
                                   September 30        September 30
 (In thousands)                   2009      2008      2009      2008
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 Net cash provided by operating
  activities                    $120,443  $171,618  $276,694  $382,032
 Purchases of property, plant
  and equipment                  (40,493) (122,595) (123,072) (380,878)
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 Free cash flow                 $ 79,950  $ 49,023  $153,622  $  1,154
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Free Cash Flow is a non-GAAP financial measure. The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT: Harsco Corporation
         Investor Contact
         Eugene M. Truett
           717.975.5677
           etruett@harsco.com
         Media Contact
         Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com